Exhibit 99.1
Logility Acquires AI Forecasting Pioneer Garvis     “Exhibit 99.1”

Combination of Generative AI and Machine Learning Insights Delivers
New Supply Chain Planning Paradigm

ATLANTA – September 7, 2023 – Logility, Inc., a leader in prescriptive supply chain planning solutions, today announced it has signed a definitive agreement to acquire Garvis, a visionary SaaS startup that combines large language models (ChatGPT) with AI-native demand forecasting. The combined organization will enable a new supply chain planning paradigm with DemandAI+ that moves beyond conventional methods to plan demand and inventory at the speed of the market.

Instead of relying on traditional models, Garvis designed from the ground up an AI-first forecasting solution now called DemandAI+. Fusing Generative AI with machine learning algorithms, DemandAI+ creates a modern, more inclusive, and intuitive planning paradigm that quickly digitizes supply chain relationships and exposes that data to any stakeholder across the organization. By simply asking questions planners, executives, and non-planners alike get answers to unanticipated queries in real-time, providing transparency for more informed decisions that saves precious planning time.

DemandAI+, built for the cloud, will be embedded into the Logility® Digital Supply Chain Platform as the solution for demand forecasting. The acquisition, which is expected to be accretive within 12 months, advances Logility as the only supply chain planning platform leveraging Generative AI, advanced AI-driven algorithms, and machine learning. This innovative approach addresses base demand, promotional lift, causal forecasts, external data, and user insights within a single solution improving forecast accuracy and aligning organizations in today’s dynamic market.

“We are at the precipice of a significant transformation in supply chain planning with advancements in technology, generational shifts of planners, and the significant speed of market changes and disruptions,” said Allan Dow, president of Logility. “With an AI-driven approach at their core, Garvis revolutionized the way companies forecast demand in very dynamic market. We’re bringing them into Logility’s portfolio to accelerate our shared vision to break the boundaries of traditional myopic supply chain planning solutions.”

Proven over 70 implementations, clients have been translating buying behavior, market dynamics, and other events into forecasts across products, locations, and customers. DemandAI+ allows companies to understand how to react to changes as they happen – ultimately improving forecast accuracy and service levels, even for heavily promoted, highly seasonal, or intermittent products.

“Our clients have realized epic results by using AI-driven algorithms and natural language interfaces to gain insights into the peaks and troughs of demand and quickly communicate that knowledge to the rest of the organization,” said Piet Buyck, CEO, Garvis. “Results have included a 70% savings of weekly planning time, 15-30% reduction in forecast error and improved inventory management – all with ridiculously fast implementation times,” continued Buyck.

Logility clients have the immediate opportunity to leverage the ability of AI-driven insights for supply chain planning. To learn more about this opportunity to achieve a rapid return on investment, visit https://www.logility.com/logility-acquires-ai-forecasting-pioneer-garvis.

Worldwide Headquarters     |     470 East Paces Ferry Road, N.E.     |     Atlanta, Georgia 30305     |     800.762.5207     |     www.logility.com

About Logility
Logility’s Digital Supply Chain Platform delivers prescriptive demand, inventory, manufacturing, and supply plans – helping to provide executives the confidence and control to increase margins and service levels, while delivering sustainable supply chains. Designed for speed and agility, Logility’s (SaaS) cloud-based platform provides an innovative blend of artificial intelligence (AI) and predictive analytics to help deliver integrated planning and operations across the end-to-end supply chain. Our engineered approach drives team alignment for over 800 customers in 80 countries with prioritized outcomes that assure demonstrable value. Logility is a wholly-owned subsidiary of American Software, Inc. (NASDAQ: AMSWA). Learn more at logility.com.
About Garvis
Founded in 2020 in Antwerp, Belgium, Garvis is a revolutionary SaaS company on a mission to change demand planning by leveraging artificial intelligence to make forecasting easy, accessible, and explainable while keeping it in the planners’ control. Using Generative AI, external data, and AI-driven algorithms, Garvis challenges the industry to re-think the process, re-start the design, and re-build the solution all while delivering a rapid ROI. By translating customer behavior, market dynamics and other events into digital components and relationships Garvis helps clients in consumers goods, food and beverage, chemicals, pharmaceuticals, and other industries better understand and react to changes as they happen. If you’re interested in a new approach to demand planning, visit www.garvis.ai.
Forward-Looking Statements
This press release contains forward-looking statements that are subject to substantial risks and uncertainties. References below to the company means Logility, Inc. There are a number of factors that could cause actual results or performance to differ materially from what is anticipated by statements made herein. These factors include, but are not limited to, continuing U.S. and global economic uncertainty and the timing and degree of business recovery; the irregular pattern of the Company’s revenues; dependence on particular market segments or clients; competitive pressures; market acceptance of the Company’s products and services; technological complexity; undetected software errors; potential product liability or warranty claims; risks associated with new product development; the challenges and risks associated with integration of acquired product lines, companies and services; uncertainty about the viability and effectiveness of strategic alliances; American Software, Inc.’s ability to satisfy in a timely manner all Securities and Exchange Commission (SEC) required filings and the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; as well as a number of other risk factors that could affect the Company’s future performance. For further information about risks the Company and American Software could experience as well as other information, please refer to American Software, Inc.’s current Form 10-K and other reports and documents subsequently filed with the SEC. For more information, contact: Kevin Liu, American Software, Inc., (626) 657-0013 or email kliu@amsoftware.com.
Logility® is a registered trademark of Logility, Inc. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

Contact:
Heather Coyle
Press@Logility.com

Worldwide Headquarters     |     470 East Paces Ferry Road, N.E.     |     Atlanta, Georgia 30305     |     800.762.5207     |     www.logility.com